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EXHIBIT 16.1

March 7, 2000

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549

We have read item 4 of Form 8-K dated March 7, 2000 of Rollerball International, Inc., and are in agreement with the statements contained in paragraph one and two, except that with respect to paragraph one, we have no basis to agree or disagree with the statement "Management of the Company has accepted the resignation of Ernst & Young in order to significantly reduce the Company's audit and income tax preparation costs. Management intends to recommend a new accounting firm within the next several days."

                                                     /s/ Ernst & Young LLP